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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FARMER BROS. CO.
20333 South Normandie Avenue
Torrance, California 90502

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2008

TO THE STOCKHOLDERS OF FARMER BROS. CO.:

        NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the "Annual Meeting") of Farmers Bros. Co., a Delaware corporation (the "Company" or "Farmer Bros."), will be held at the principal office of the Company located at 20333 South Normandie Avenue, Torrance, California 90502 on Thursday, December 11, 2008, at 10:00 a.m., Pacific Standard Time, for the following purposes:

  1.
  To elect two Class II directors to the Board of Directors of the Company for a three-year term of office expiring at the 2011 Annual Meeting of Stockholders;

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2009; and

  3.
  To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

        The Board of Directors has fixed the close of business on October 31, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

John M. Anglin Secretary
Torrance, California October 28, 2008

        PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. ESOP PARTICIPANTS SHOULD FOLLOW THE INSTRUCTIONS PROVIDED BY THE ESOP TRUSTEE, GREATBANC TRUST COMPANY. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE.

        YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

 TABLE OF CONTENTS

INFORMATION CONCERNING VOTING AND SOLICITATION	1
ITEM 1 ELECTION OF DIRECTORS	4
ITEM 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
Security Ownership of Certain Beneficial Owners	8
Security Ownership of Directors and Executive Officers	9
CORPORATE GOVERNANCE	11
Board Independence	11
Board Meetings and Attendance	12
Charters; Code of Conduct; Code of Ethics	12
Board Committees	12
Communication with the Board	16
COMPENSATION DISCUSSION AND ANALYSIS	17
EXECUTIVE OFFICERS	27
EXECUTIVE COMPENSATION	28
Summary Compensation Table	28
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Option Exercises and Stock Vested	32
Named Executive Officer Employment Agreements	32
Pension Benefits	33
Change in Control and Termination Arrangements	34
Indemnification	40
DIRECTOR COMPENSATION	41
Cash Compensation	41
Equity Compensation	41
Stock Ownership Guidelines	41
Director Compensation Table	42
Director Indemnification	43
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	44
Review and Approval of Related Person Transactions	44
Related Person Transactions	44
AUDIT MATTERS	45
Audit Committee Report	45
Independent Registered Public Accounting Firm	45
Pre-Approval of Audit and Non-Audit Services	46
OTHER MATTERS	47
Annual Report and Form 10-K	47
Section 16(a) Beneficial Ownership Reporting Compliance	47
Stockholder Proposals and Nominations	47
Householding of Proxy Materials	48
Incorporation by Reference	49

FARMER BROS. CO.
20333 South Normandie Avenue
Torrance, California 90502

PROXY STATEMENT

 INFORMATION CONCERNING VOTING AND SOLICITATION

General

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Farmer Bros. Co., a Delaware corporation (the "Company" or "Farmer Bros."), for use at the 2008 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, December 11, 2008, at 10:00 a.m., Pacific Standard Time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company intends to mail this Proxy Statement and accompanying proxy card on or about November 7, 2008 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the principal office of the Company located at 20333 South Normandie Avenue, Torrance, California 90502.

Solicitation of Proxies

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such services. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the offices of the Company located at 20333 South Normandie Avenue, Torrance, California 90502 for the ten days prior to the Annual Meeting and also at the Annual Meeting.

What Am I Voting On?

        You will be entitled to vote on the following proposals at the Annual Meeting:

  •
  The election of two Class II directors to serve on our Board for a three-year term of office expiring at the 2011 Annual Meeting of Stockholders; and

  •
  The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

Who Can Vote

        You are entitled to vote if you are a stockholder of record of Farmer Bros. common stock ("Common Stock") as of the close of business on October 31, 2008. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

        At the close of business on September 30, 2008, 16,100,280 shares of Common Stock were outstanding. The Company has no other class of securities outstanding. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, which is required in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you: (i) are present in person at the Annual Meeting; or (ii) have properly submitted a proxy card by mail. If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting. If your shares are held in "street name," your shares are counted as present for purposes of determining a quorum if your broker or other nominee submits a proxy covering your shares. Your bank, broker or other nominee is entitled to submit a proxy covering your shares, even in certain circumstances where you have not instructed your bank or broker on how to vote.

Voting of Shares

        Stockholders of record as of the close of business on October 31, 2008 are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. There is no cumulative voting in the election of our directors. You may vote by attending the Annual Meeting and voting in person. You may also vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. Participants in the Farmer Bros. Co. Employee Stock Ownership Plan (the "ESOP") should follow the instructions provided by the ESOP trustee, GreatBanc Trust Company. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

        YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Voting by ESOP Participants

        The ESOP owns approximately 18.5% of the outstanding Common Stock. Full time employees of Farmer Bros. and its subsidiaries participate in the ESOP. Each ESOP participant has the right to direct the ESOP trustee on how to vote the shares of Common Stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the proxy distributed by the ESOP trustee, the ESOP trustee will vote the shares represented by that proxy at the Annual Meeting. Shares of Common Stock represented by properly executed proxies will be voted by the ESOP trustee in accordance with the stockholder's instructions. The ESOP trustee will vote all of the unallocated ESOP shares (i.e., shares of Common Stock held in the ESOP, but not allocated to any participant's account) and allocated shares which ESOP participants have failed to vote in the same proportion as the voted allocated shares with respect to such issue. If other matters are presented for a vote at the Annual Meeting, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

Counting of Votes

        All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker "non-votes." Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular item and broker "non-votes" will be counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

        Directors are elected by a plurality of the votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. This means the two nominees for election to the Board at the Annual Meeting who receive the largest number of properly cast "for" votes will be elected as directors.

        The ratification of the selection of Ernst & Young LLP ("EY") requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification. Because brokers have discretionary authority to vote on the ratification, there will be no broker non-votes in connection with the ratification.

If You Receive More Than One Proxy Card

        If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card.

Proxy Card and Revocation of Proxy

        You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy: (i) in favor of the election of all of the director nominees; and (ii) in favor of ratification of the selection of EY as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2009. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

        If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by sending to the Company's Secretary at the Company's principal office at 20333 South Normandie Avenue, Torrance, California 90502, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

        If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your bank, broker or other nominee.

Board Recommendations

        The Board recommends that you vote your shares as follows:

  •
  FOR the election of two Class II directors to serve on our Board for a three-year term of office expiring at the 2011 Annual Meeting of Stockholders; and

  •
  FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

 ITEM 1
ELECTION OF DIRECTORS

        Under the Company's Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws"), the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Each year only one class of directors is subject to a stockholder vote. Class I consists of three directors, continuing in office until the 2010 Annual Meeting of Stockholders. Class II presently consists of two directors whose term of office expires at this year's Annual Meeting and whose successors will be elected at the Annual Meeting to serve until the 2011 Annual Meeting of Stockholders. Class III consists of two directors, continuing in office until the 2009 Annual Meeting of Stockholders.

        The authorized number of members of the Board is set forth in the Company's Certificate of Incorporation and shall consist of not less than five or more than seven members, the exact number of which shall be fixed from time to time by resolution of the Board. The authorized number of members of the Board is currently seven. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by the sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that will coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.

        Based on the recommendation of the Nominating Committee, the Board has nominated Guenter W. Berger and Thomas A. Maloof to stand for re-election to the Board as Class II directors. If elected at the Annual Meeting, each would serve until the 2011 Annual Meeting of Stockholders and until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No nominations were made by stockholders. All of the present directors were elected to their current terms by the stockholders.

        Each share of Common Stock is entitled to one vote for each of the two director nominees and will be given the option of voting "FOR" or withholding authority to vote for each nominee. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the two nominees named below unless the proxies direct otherwise. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors. Each nominee has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

        The election of the Company's directors requires a plurality of the votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. This means the two nominees for election to the Board at the Annual Meeting who receive the largest number of properly cast "for" votes will be elected as directors.

        Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among any directors of the Company, or among any directors and executive officers of the Company. Other than as disclosed in the table below, none of the directors is a director of any other publicly-held company.

Nominees for Election to a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

Name	Age	Served as Director Continuously Since	Board Committee Membership	Principal Occupation for the Last Five Years
Guenter W. Berger	71	1980	None

Chairman of the Board. Retired Chief Executive Officer from August 11, 2005 to December 6, 2007; President from August 11, 2005 through July 23, 2006; Interim President and Chief Executive Officer from January 9, 2005 through August 10, 2005; Vice President, Production prior to January 9, 2005.

Thomas A. Maloof	56	2003	Audit Committee Compensation Committee Nominating Committee

Independent Consultant since June 2005; Chief Financial Officer of Hospitality Marketing Concepts, LLC, Irvine, California, a provider of loyalty membership programs for the hospitality and leisure industries, from 2001 through June 2005. Mr. Maloof currently is a director and chairman of the audit committee of PC Mall, Inc., a direct marketing company, and a director, chairman of the audit committee, and member of the compensation and nomination and corporate governance committees of The Ensign Group, Inc., an operator of skilled nursing facilities, both of which are listed on the NASDAQ Global Market.

        THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE TWO NAMED NOMINEES.

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Name	Age	Served as Director Continuously Since	Board Committee Membership	Principal Occupation for the Last Five Years
John H. Merrell	64	2001	Audit Committee Compensation Committee Nominating Committee	Retired. Partner in the Accounting Firm of Hutchinson and Bloodgood LLP, Glendale, California, from 1979 to 2008. CPA.
Carol Farmer Waite	61	2005	Nominating Committee	Retired. School teacher with Fountain Valley School District from 1971 through 2004.

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Name	Age	Served as Director Continuously Since	Board Committee Membership	Principal Occupation for the Last Five Years
Roger M. Laverty III	61	2007	None

Chief Executive Officer since December 6, 2007; President since July 24, 2006; Chief Operating Officer from July 24, 2006 to December 6, 2007. Previously President and Chief Executive Officer of Diedrich Coffee, Inc., a specialty coffee roaster, wholesaler and retailer, from 2003 to December 2005.

Martin A. Lynch	71	2007	Audit Committee	President of Claremorris Consulting, a privately owned consulting company from 2002 to present; Executive Vice President and Chief Financial Officer of Diedrich Coffee, Inc. from 2003 to 2005.
James J. McGarry	55	2007	Compensation Committee Nominating Committee	Partner in the Law Offices of McGarry & Laufenberg, El Segundo, California, specializing in business, tort and contract litigation, from 1995 to present. Licensed attorney since 1980.

 ITEM 2
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP ("EY") as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending June 30, 2009, and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. EY served as the Company's independent registered public accounting firm in fiscal 2008. A representative of EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

        Stockholder ratification of the selection of EY as the Company's independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of EY to stockholders for ratification because the Company believes it is a matter of good corporate practice. If the Company's stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders. The vote "FOR" this proposal by the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of EY.

        THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 2008, by all persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock as of such date:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Farmer Group	6,399,822 shares(3)	39.8%
Employee Stock Ownership Plan	2,973,242 shares(4)	18.5%
Franklin Mutual Advisers, LLC	2,093,533 shares(5)	13.0%

(1)
The address for Franklin Mutual Advisers, LLC ("Franklin") is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The address for all other beneficial owners is c/o Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502.

(2)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Information in this table regarding beneficial owners of more than five percent (5%) of the Common Stock is based on information provided by them or obtained from filings under the Exchange Act. Unless otherwise indicated in the footnotes, each of the beneficial owners of more than five percent (5%) of the Common Stock has sole voting and/or investment power with respect to such shares.

(3)
For purposes of Section 13 of the Exchange Act, Carol Farmer Waite, Richard F. Farmer, Jeanne Farmer Grossman, Trust A created under the Roy E. Farmer Trust dated October 11, 1957 ("Trust A") and Farmer Equities, LP, a California limited partnership ("Farmer Equities"), comprise a group (the "Farmer Group"). The Farmer Group is deemed to be the beneficial owner of all shares beneficially owned by its members with shared power to vote and dispose of such shares. Each member of the Farmer Group is the beneficial owner of the following shares (in accordance with the beneficial ownership regulations, in certain cases the same shares of Common Stock are shown as beneficially owned by more than one individual or entity):

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of Class	Shares Disclaimed	Sole Voting and Investment Power	Shared Voting and Investment Power
Carol Farmer Waite	6,315,514 shares	*	39.3%	18,998 shares	21,820 shares	6,312,692 shares
Richard F. Farmer	6,290,800 shares		28.3%	43,510 shares	21,820 shares	6,312,490 shares
Jeanne Farmer Grossman	4,130,952 shares		25.7%	6,030 shares	9,550 shares	4,127,432 shares
Trust A	1,463,640 shares		9.1%	—	1,463,640 shares	—
Farmer Equities	2,617,530 shares		16.3%	—	2,617,530 shares	—

  *
  Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days, awarded under the Farmer Bros. Co. 2007 Omnibus Plan (the "Omnibus Plan") to Ms. Waite, a non-employee director, as described below under "Director Compensation."

(4)
Includes 1,294,557 allocated shares and 1,678,685 shares as yet unallocated to plan participants. The Trustee of the ESOP votes the shares held by the ESOP that are allocated to participant accounts as directed by the participants or beneficiaries of the ESOP. Under the terms of the ESOP, unallocated shares and allocated shares which ESOP participants have failed to vote will be voted proportionately to the vote of allocated shares by ESOP participants. The present members of the ESOP Administrative Committee are Roger M. Laverty III, John H. Merrell and Martin A. Lynch. Each member of the ESOP Administrative Committee disclaims beneficial ownership of the securities held by the ESOP except for those, if any, that have been allocated to the member as a participant in the ESOP.

(5)
Franklin is reported to have sole voting and investment power over 2,093,533 shares pursuant to certain investment advisory contracts with one or more of Franklin's clients, which advisory clients are the record owners of the 2,093,533 shares.

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 2008 by: (i) each director and nominee; (ii) the Company's Chief Executive Officer, Chief Financial Officer and each of its other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2008 (collectively, the "Named Executive Officers"); and (iii) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Guenter W. Berger	12,274	(2)	*
Michael J. King	5,875	(3)	*
Roger M. Laverty III	1,046	(4)	*
Martin A. Lynch.	—	(5)	—
Thomas A. Maloof	1,000	(6)	*
James J. McGarry	—	(7)	—
John H. Merrell	1,500	(8)	*
John E. Simmons	9,934	(9)	*
Carol Farmer Waite	6,315,514	(10)	39.3%
Drew H. Webb	—	(11)	—
All directors and executive officers as a group (11 persons)	6,347,143		39.5%

*
Less than 1%

(1)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Information in this table is based on the Company's records and information provided by directors, nominees and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors, nominees and executive officers has sole voting and/or investment power with respect to such shares.

(2)
Includes 6,060 shares held in trust with voting and investment power shared by Mr. Berger and his wife, and 6,214 shares beneficially owned by Mr. Berger through the ESOP, rounded to the nearest whole share. Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Berger as shown in the Grants of Plan-Based Awards table below under the heading "Executive Officer Compensation."

(3)
Beneficially owned by Mr. King through the ESOP, rounded to the nearest whole share. Excludes 1,500 shares of restricted stock and 9,000 shares of Common Stock obtainable upon the exercise of stock options which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. King as shown in the Grants of Plan-Based Awards table below under the heading "Executive Officer Compensation."

(4)
Beneficially owned by Mr. Laverty through the ESOP, rounded to the nearest whole share. Excludes 6,600 shares of restricted stock and 40,000 shares of Common Stock obtainable upon the exercise of stock options which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Laverty as shown in the Grants of Plan-Based Awards table below under the heading "Executive Officer Compensation."

(5)
Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Lynch, a non-employee director, as described below under the heading "Director Compensation."

(6)
Beneficially owned by Mr. Maloof through an IRA. Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Maloof, a non-employee director, as described below under the heading "Director Compensation."

(7)
Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. McGarry, a non-employee director, as described below under the heading "Director Compensation."

(8)
Held in a revocable living trust with voting and investment power shared by Mr. Merrell and his wife. Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Merrell, a non-employee director, as described below under the heading "Director Compensation."

(9)
Includes 3,720 shares owned outright and 6,214 shares beneficially owned by Mr. Simmons through the ESOP, rounded to the nearest whole share. Excludes 1,500 shares of restricted stock and 9,000 shares of Common Stock obtainable upon the exercise of stock options which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Simmons as shown in the Grants of Plan-Based Awards table below under the heading "Executive Officer Compensation."

(10)
Held in Farmer Equities and various family trusts of which Ms. Waite (or a trust of which she is the sole trustee) is a general partner or the sole trustee, co-trustee, beneficiary and/or settlor. Ms. Waite is the indirect beneficial owner of: (i) 21,820 shares of Common Stock held in a revocable living trust of which she is the sole trustee, beneficiary and settlor (the "Waite Trust"), and over which she has sole voting and dispositive power; (ii) 2,617,530 shares of Common Stock as sole trustee of the Waite Trust which is a general partner of Farmer Equities, and over which she has shared voting and dispositive power with trusts for the benefit of Jeanne Farmer Grossman and Richard F. Farmer; and (iii) 3,695,162 shares of Common Stock as successor co-trustee of various family trusts, for the benefit of herself and family members, and over which she has shared voting and dispositive power with Jeanne Farmer Grossman and/or Richard F. Farmer. Ms. Waite disclaims beneficial ownership of 18,998 shares held in trusts for the benefit of her niece and nephews. Excludes 1,300 shares of restricted stock which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Ms. Waite, a non-employee director, as described below under the heading "Director Compensation."

(11)
Excludes 1,500 shares of Restricted Stock and 9,000 shares of Common Stock obtainable upon the exercise of stock options which have not yet vested and will not vest within 60 days awarded under the Omnibus Plan to Mr. Webb as shown in the Grants of Plan-Based Awards table below under the heading "Executive Officer Compensation."

 CORPORATE GOVERNANCE

Board Independence

        At least annually, the Board reviews the independence of each non-employee director and affirmatively determines whether each director qualifies as independent. The Board believes that the interests of the stockholders are best served by having a number of objective, independent representatives on the Board. For this purpose, a director will be considered to be "independent" only if the Board affirmatively determines that the director as no relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        The Board has recently evaluated all relationships between each director and nominee, and determined that the following directors and nominees meet the NASDAQ independence standards (the relationships and transactions reviewed by the Board in making such determinations are set forth in the footnotes below):

Director	Status
Lewis A. Coffman	Independent(1)
Martin A. Lynch	Independent(2)
Thomas A. Maloof	Independent
James J. McGarry	Independent(3)
John H. Merrell	Independent(2)
John Samore, Jr	Independent(2)
Carol Farmer Waite	Independent(4)

(1)
Mr. Coffman was employed by the Company as Vice President, Sales from 1981 to 1986. The Company paid retiree life and medical insurance premiums in respect of Mr. Coffman in fiscal 2008. The Board considered these relationships and transactions and determined that such relationships and transactions do not interfere with Mr. Coffman's exercise of independent judgment in carrying out his responsibilities as a director. Mr. Coffman retired from the Board on August 23, 2007.

(2)
The Board considered the membership of Messrs. Lynch, Merrell and Samore on the Company's ESOP Administrative Committee, and determined that such relationship does not interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Mr. Samore served out the remainder of his term as a Class I director through December 6, 2007. Mr. Lynch was elected to the Board on December 6, 2007.

(3)
Mr. McGarry is a partner in the law firm of McGarry & Laufenberg. During the last three fiscal years, McGarry & Laufenberg billed legal fees and costs to Liberty Mutual Insurance Company, the Company's insurance carrier, in connection with various matters relating to the Company. All such legal fees and costs were paid directly by Liberty Mutual. The foregoing amounts did not exceed the greater of 5% of McGarry & Laufenberg's gross revenues or $200,000 during the applicable fiscal year. The Board considered these relationships and transactions and determined that such relationships and transactions do not interfere with Mr. McGarry's exercise of independent judgment in carrying out his responsibilities as a director.

(4)
Ms. Waite is the sister of the late Roy E. Farmer and the daughter of the late Roy F. Farmer, both of whom were executive officers of the Company more than three years ago. Ms. Waite's son is a non-executive employee of the Company acting as Special Projects Manager and Manager of Green Coffee Purchasing. Mr. Waite's fiscal 2008 compensation (salary, bonus and vacation benefits) was less than the threshold amount that would require disclosure as a related person transaction. The Board considered these relationships and transactions and determined that such relationships and transactions do not interfere with Ms. Waite's exercise of independent judgment in carrying out her responsibilities as a director.

Board Meetings and Attendance

        The Board held eight meetings during fiscal 2008, including four regularly scheduled and four special meetings. During fiscal 2008, each director attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which he or she served as a director) and committees of the Board on which he or she served (during the periods that he or she served). Although it is customary for all Board members to attend, the Company has no formal policy in place with regard to Board members' attendance at its annual meeting of stockholders. All directors who were then serving, with the exception of Mr. Samore, were present at the 2007 Annual Meeting of Stockholders held on December 6, 2007.

        The independent members of the Board met in executive session without management four times in fiscal 2008. Each independent director attended at least 75% of the total number of executive sessions (held during the period for which he served as a director) during fiscal 2008.

Charters; Code of Conduct; Code of Ethics

        The Board maintains charters for each of its standing committees, which include the Audit Committee, Compensation Committee and Nominating Committee. In addition, the Board has adopted a written Code of Conduct for all employees, officers and directors, and a Code of Ethics, within the meaning of Item 406(b) of Regulation S-K under the Exchange Act, applicable to the Company's Chief Executive Officer and the Company's Chief Financial Officer, who is also the Company's principal accounting officer. Current committee charters, the Code of Conduct and the Code of Ethics are available on the Company's website at www.farmerbroscousa.com.

Board Committees

        The Board maintains the following committees to assist it in discharging its oversight responsibilities:

  Audit Committee

        The Company has a standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee's principal purposes are to oversee the accounting and financial reporting processes of the Company and the audit of the Company's financial statements. The Committee's responsibilities include assisting the Board in overseeing: (i) the integrity of the Company's financial statements; (ii) the independent auditor's qualifications and independence; (iii) the performance of the Company's independent auditor; (iv) the Company's compliance with legal and regulatory requirements in connection with related person transactions; and (v) the Company's system of disclosure controls and system of internal financial, accounting and legal compliance controls. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

        During fiscal 2008, the Audit Committee met seven times. John H. Merrell serves as Chairman, and Martin A. Lynch and Thomas A. Maloof serve as members of the Audit Committee. Prior to serving out his term as a director on December 6, 2007, John Samore, Jr. served as a member of the Audit Committee. Mr. Lynch joined the Audit Committee on December 6, 2007.

        All members of the Audit Committee meet the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under the NASDAQ listing standards and the rules of the SEC regarding audit committee membership. The Board has determined that at least one member of the Audit Committee is an "audit committee financial expert" as defined in Item 407(d) of Regulation S-K under the Exchange Act. That person is John H. Merrell, the Audit Committee Chairman.

  Compensation Committee

  Overview

        The Compensation Committee is a standing committee of the Board. Thomas A. Maloof serves as Chairman, and James J. McGarry and John H. Merrell serve as members of the Compensation Committee. Prior to his retirement on August 23, 2007, Lewis A. Coffman also served as a member of the Compensation Committee. Prior to serving out his term as a director on December 6, 2007, John Samore, Jr. served as a member of the Audit Committee. Mr. McGarry joined the Compensation Committee on December 6, 2007.

        The Compensation Committee is responsible for assisting the Board in fulfilling its fiduciary duties with respect to oversight of the Company's compensation plans, policies and programs, including assessing the overall compensation structure of the Company, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation. The Compensation Committee also is responsible for evaluating and making recommendations to the Board regarding director compensation. The Compensation Committee met eight times in fiscal 2008. The Board has determined that all Compensation Committee members are independent under the NASDAQ listing standards.

  Executive Compensation

        The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers are as follows:

  •
  Compensation for our executive officers is generally determined annually in the first quarter of the fiscal year, with any adjustments to base compensation retroactive to the beginning of the applicable fiscal year.

  •
  In making determinations regarding executive officer compensation, the Compensation Committee considers competitive market data, as well as input and recommendations of the Chief Executive Officer with respect to compensation for those executive officers reporting directly to him. In the case of the Chief Executive Officer, the Compensation Committee also solicits input from the other disinterested Board members.

  •
  In fiscal 2007, the Compensation Committee retained Mercer Human Resource Consulting ("Mercer") to evaluate the Company's compensation levels and mix relative to market benchmarks based on the Company's peer group. Mercer reported directly to the Compensation Committee. No compensation consultants were engaged to provide advice regarding executive officer compensation in fiscal 2008.

  •
  The Compensation Committee believes that target total direct compensation (base compensation and annual and long-term incentive compensation) for Named Executive Officers should be established by reference to compensation levels for comparable positions in the Company's peer group. Base compensation for Named Executive Officers is approved by the Compensation Committee or, upon recommendation of the Compensation Committee, submitted to the disinterested members of the Board for approval.

  •
  With respect to incentive compensation for our executive officers under the Farmer Bros. Co. 2005 Incentive Compensation Plan (the "Incentive Plan"), generally during the first quarter of each fiscal year, the Compensation Committee evaluates the executive officer's performance in light of the goals and objectives established for the prior year and determines the level of incentive compensation to be awarded to each executive officer. As part of the evaluation process, the Compensation Committee solicits comments from the Chief Executive Officer with respect to achievement of individual goals by those executive officers reporting to him. In the case of the Chief Executive Officer, the Compensation Committee also solicits input from the other disinterested Board members. Additionally, the executive officers have an opportunity to provide input regarding their contributions to the Company's success and achievement of individual goals for the period being assessed. Incentive compensation for Named Executive Officers is approved by the Compensation Committee or, upon recommendation of the Compensation Committee, submitted to the disinterested members of the Board for approval. Following determination of incentive compensation awards for the prior fiscal year, the Compensation Committee establishes individual and corporate goals and objectives for each executive officer for the current fiscal year.

  •
  The Compensation Committee has authority to delegate any of the functions described above to a subcommittee of its members. No delegation of this authority was made in fiscal 2008.

  •
  The Compensation Committee holds executive sessions (with no members of management present) at each of its regular meetings.

  •
  The Compensation Committee has the authority to make equity-based grants under the Omnibus Plan to eligible individuals for purposes of compensation, retention, promotion and commencement of employment, using peer group market survey data to determine the appropriate grant levels according to position level for the upcoming year. Proposed equity awards to all executive officers are discussed and presented to the entire Board prior to approval by the Compensation Committee.

  Director Compensation

        In addition to considering and determining compensation for our executive officers, the Compensation Committee evaluates and makes recommendations to the Board regarding compensation for non-employee Board members. Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.

        The processes and procedures of the Compensation Committee for considering and determining director compensation are as follows:

  •
  The Compensation Committee has authority to evaluate and make recommendations to the Board regarding director compensation. The Compensation Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group. Based on this evaluation, the Compensation Committee may determine to make recommendations to the Board regarding possible changes. The Compensation Committee has the authority to delegate any of these functions to a subcommittee of its members. No delegation of this authority was made in fiscal 2008.

  •
  The Compensation Committee has the authority to retain consultants to advise on director compensation matters. In fiscal 2007, the Compensation Committee retained Mercer to evaluate the Company's director compensation levels relative to market benchmarks. No compensation consultants were engaged to provide advice regarding director compensation in fiscal 2008. No executive officer has any role in determining or recommending the form or amount of director compensation.

  •
  The Compensation Committee has the authority to make equity-based grants under the Omnibus Plan to non-employee directors for purposes of compensation.

  Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of John H. Merrell, James J. McGarry and Thomas A. Maloof. Prior to his retirement on August 23, 2007, Lewis A. Coffman also served as a member of the Compensation Committee. Prior to serving out his term as a director on December 6, 2007, John Samore, Jr. served as a member of the Compensation Committee. Mr. McGarry joined the Compensation Committee on December 6, 2007. Other than Mr. Coffman, no member of the Compensation Committee is an officer or former officer of the Company or was an employee of the Company during fiscal 2008.

  Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Compensation Committee
of the Board of Directors

Thomas A. Maloof, Chairman
James J. McGarry
John H. Merrell

  Nominating Committee

        The Nominating Committee is a standing committee of the Board and is comprised of Martin A. Lynch, James J. McGarry, Thomas A. Maloof, John H. Merrell and Carol Farmer Waite. Prior to his retirement on August 23, 2007, Lewis A. Coffman also served as a member of the Nominating Committee. Prior to serving out his term as a director on December 6, 2007, John Samore, Jr. served as a member of the Audit Committee. Mr. Lynch joined the Nominating Committee on December 6, 2007 and Ms. Waite and Mr. McGarry joined the Nominating Committee on September 30, 2007.

        The principal purposes of the Nominating Committee are to identify persons qualified to become Board members and to recommend to the Board individuals to be selected as director nominees for the next annual meeting of stockholders or for appointment to vacancies on the Board. The Board has determined that all Nominating Committee members are independent under the NASDAQ listing standards. The Nominating Committee met three times in fiscal 2008 to nominate directors for election at the 2007 Annual Meeting of Stockholders.

        The Nominating Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. The Nominating Committee believes that its slate of nominees should include: the Chief Executive Officer of the Company; one or more nominees with upper management experience with the Company, in the coffee industry, in a complementary industry or who have desired professional expertise; three nominees who are independent and have the requisite accounting or financial qualifications to serve on the Audit Committee; and at least three nominees who are independent and have executive compensation experience to serve on the Compensation Committee. All nominees should contribute substantially to the Board's oversight responsibilities.

        For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on professional and personal contacts of the Board and senior management, as well as candidates recommended by independent search firms retained by the Nominating Committee from time to time. The Nominating Committee will consider recommendations for director nominees from Company stockholders. Biographical information and contact information for proposed nominees should be sent to Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502, Attention: Secretary, subject to the notice provisions described below under the heading "Other Matters—Stockholder Proposals and Nominations." The Nominating Committee will evaluate candidates proposed by stockholders using the following criteria: Board needs (see discussion of slate of nominees above); relevant business experience; time availability; absence of conflicts of interest; and perceived ability to contribute to the Company's success.

Communication with the Board

        The Company's annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to the Secretary of the Company at the Company's principal executive office, 20333 South Normandie Avenue, Torrance, California 90502. Copies of written communications received at such address will be collected and organized by the Secretary and provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company's business, or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company employees or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning possible director nominees submitted by any of our stockholders will be forwarded to the members of the Nominating Committee.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes our compensation, strategy, policies, programs and practices for our Named Executive Officers identified in the Summary Compensation Table below under the heading "Executive Compensation." Our Named Executive Officers consist of our Chief Executive Officer, our Chief Financial Officer and the other most highly paid executive officers of the Company as determined under the rules of the Securities and Exchange Commission ("SEC").

Compensation Committee

        Compensation of the Named Executive Officers is determined by the Compensation Committee. The Compensation Committee is comprised solely of independent directors and reports to the Board of Directors. Under its charter, pursuant to the powers delegated by the Board, the Compensation Committee has the sole authority to determine and approve compensation packages for our Chief Executive Officer and each of the other Named Executive Officers. In exercising this authority, the Compensation Committee evaluates the performance of the Chief Executive Officer within the context of the overall performance of the Company. This information includes a summary of the Company's performance compared to annual measures, a listing of accomplishments in addition to the areas covered by these measures, and a listing and analysis of challenges or issues encountered during the year. The Compensation Committee also reviews and discusses the Chief Executive Officer's assessment of the performance of our other Named Executive Officers. The Compensation Committee also oversees the Company's benefit and incentive plans and reviews and approves all broad-based and executive programs in which the Named Executive Officers participate.

Compensation Committee Consultants

        The Compensation Committee has the authority to retain the services of outside consultants to assist it in performing its responsibilities. In fiscal 2007, the Compensation Committee retained Mercer to provide compensation advice to the Compensation Committee. Mercer provided data on the compensation and relative performance of peer companies, made presentations on matters affecting compensation, provided opinions on the degree to which the Company's compensation arrangements are consistent with market practices and Company objectives, and recommended compensation program designs. In performing its review, Mercer used data provided by Company employees in addition to its own data, and reviewed the data and discussed the resulting recommendations with management and the Compensation Committee. In fiscal 2007 Mercer also provided services to the Compensation Committee related to director compensation.

Management's Role in Establishing Compensation

        There are no material differences in the compensation policies or decisions with respect to the Named Executive Officers, except that the compensation of the Named Executive Officers other than the Chief Executive Officer is determined by the Compensation Committee taking into account the input and recommendations of the Chief Executive Officer with respect to compensation for those executive officers reporting to him. In the case of the Chief Executive Officer, the Compensation Committee also solicits input from other disinterested Board members. No executive officer has any role in approving his or her own compensation and the Chief Executive Officer leaves the portion of the meeting at which the Compensation Committee considers his compensation. The Chief Executive Officer routinely attends the meetings of the Compensation Committee. Other members of the Company's management may attend Compensation Committee meetings for the purpose of making presentations at the invitation of the Compensation Committee.

Peer Company Market Information

        In fiscal 2007, the Compensation Committee retained Mercer to evaluate the Company's compensation levels and mix relative to market benchmarks. Mercer selected a seventeen-company peer group based on industry, annual revenues and business. Members of the peer group ("peer group") were:

• Bridgford Foods Corporation	• Green Mountain Coffee, Inc.
• Calavo Growers, Inc.	• J & J Snack Foods Corp.
• Cal-Maine Foods, Inc.	• Monterey Gourmet Foods, Inc.
• Caribou Coffee Company, Inc.	• Overhill Farms, Inc.
• Coffee Holding Co., Inc.	• Peet's Coffee & Tea, Inc.
• Cuisine Solutions, Inc.	• Reddy Ice Holdings, Inc.
• Diamond Foods, Inc.	• John B. Sanfilippo & Son, Inc.
• Diedrich Coffee, Inc.	• Vita Food Products, Inc.
• Golden Enterprises, Inc.

Compensation Philosophy and Objectives

        Based on Mercer's evaluation of the Company's compensation levels and mix relative to market benchmarks, the Compensation Committee determined that the Company's compensation program should consist of the following:

  •
  Annual base salary, intended to attract and retain top talent and compensate for day-to-day job responsibilities performed at an acceptable level;

  •
  Annual incentive cash bonus, intended to reward achievement of annual financial objectives as well as near term strategic objectives that will lead to the future success of the Company's business;

  •
  Allocation of shares of Common Stock under the ESOP; and

  •
  Long-term equity incentive compensation, intended to create a direct alignment with stockholder objectives, provide a focus on long-term value creation and potentially multi-year financial objectives, retain critical talent over extended timeframes, and enable key employees to share in value creation.

        To achieve our objectives, the Compensation Committee intends to set target total direct compensation (base compensation and annual and long-term incentive compensation) for the Named Executive Officers by reference to compensation levels for comparable positions in the peer group. In structuring compensation, the Compensation Committee strives to balance being competitive in the market for superior talent while emphasizing forms of compensation that are better aligned with stock performance and, as a result, stockholder interests. In years such as fiscal 2008 where a full assessment of the competitive positioning of the Company's compensation levels (for the CEO and other Named Executive Officers) and its key compensation programs is not conducted, Company management will provide to the Compensation Committee updated market information, proposed financial performance metrics and proposals for incremental changes to compensation programs, including to reflect cost of living changes and adjustments for market competitiveness.

Total Direct Compensation

  Cash Compensation

  Base Salaries

  Fiscal 2008

        Based on the benchmarking comparisons provided by Mercer, upon recommendation of the Compensation Committee, the Board approved fiscal 2008 base salaries for the Company's executive officers, as follows: $375,000 for Guenter W. Berger, Chairman and Chief Executive Officer; $320,000 for Roger M. Laverty III, President and Chief Operating Officer; $287,375 for John E. Simmons, Treasurer and CFO; and $287,375 for Michael J. King, Vice President, Sales. Base salaries for Messrs. Laverty, Simmons and King were unchanged from fiscal 2007. Mr. Berger's base salary was prorated through January 1, 2008, the date of his retirement as an employee of the Company. Mr. Laverty's annual base salary increased to $375,000 effective December 6, 2007 in connection with his promotion to Chief Executive Officer. Mr. Laverty's increased salary took into account his experience level, peer group market data for the position and his increase in responsibilities as Chief Executive Officer.

        In connection with his employment by the Company on March 3, 2008, the Board approved a fiscal 2008 base salary of $310,000 for Drew H. Webb, Executive Vice President and Chief Operating Officer. In setting Mr. Webb's base salary, the Compensation Committee took into account his experience level, his then-current base salary, and peer group market data.

        Base salaries for the Named Executive Officers, including the Company's Chief Executive Officer, are not directly related to Company performance.

  Fiscal 2009

        Consistent with the compensation philosophy and objectives described above, the Board approved fiscal 2009 base salaries for the Company's Named Executive Officers, as follows: $390,000 for Roger M. Laverty III, Chief Executive Officer and President; $314,000 for Drew H. Webb, Executive Vice President and Chief Operating Officer; $299,000 for John E. Simmons, Treasurer and CFO; and $299,000 for Michael J. King, Vice President, Sales. The increase in base salaries reflect a 4% cost of living adjustment over fiscal 2008 salary levels, prorated, in the case of Mr. Webb, based on his tenure with the Company.

  Incentive Compensation

  Incentive Plan

        Under the Incentive Plan, at the beginning of each fiscal year, the Compensation Committee, as administrator, determines who will participate in the Incentive Plan, establishes a target bonus for each participant, and establishes both Company financial performance criteria and individual participant goals for the ensuing year. At year-end, bonuses are awarded based on the level of achievement of Company financial performance criteria and a participant's original goals. The Compensation Committee has discretion to increase, decrease or entirely eliminate the bonus amount derived from the Incentive Plan's formula. The maximum amount that can be awarded under the Incentive Plan is within the discretion of the Compensation Committee.

  Fiscal 2008 Awards

        Mercer concluded that the fiscal 2007 target incentive compensation awards (as a percentage of salary) were below the peer group median for the Company's Chief Executive Officer, and above the 75th percentile for the other Named Executive Officers. Additionally, when target awards were combined with base salaries, the Company's Chief Executive Officer's total annual compensation was at the market median, while total annual compensation of the other Named Executive Officers remains above the 75th percentile. As a result, fiscal 2008 target awards for Messrs. Simmons and King were the same as fiscal 2007 levels ($150,000 each), and Mr. Laverty's fiscal 2008 target award ($225,000) reflected his promotion to Chief Executive Officer on December 6, 2007. Mr. Berger retired as Chief Executive Officer on December 6, 2007 and did not participate in the Incentive Plan for fiscal 2008.

        In making final awards for fiscal 2008, the Compensation Committee first considered the Company's financial performance for fiscal 2008 based on the level of achievement of net sales and operating cash flow. Operating cash flow was determined based on income from operations, plus bonus accruals, depreciation expense, amortization and ESOP compensation expense, excluding certain non-recurring items including an accounting method change relating to coffee brewing equipment, an inventory method change at Coffee Bean International, Inc., the Company's wholly owned subsidiary, and a FAS 106 required accrual associated with a change in the Company's retiree medical program in fiscal 2007, with an add-back for a portion of an extraordinary 2008 fiscal year-end LIFO inventory adjustment. Next, the Compensation Committee determined the achievement by each Named Executive Officer of his individually assigned goals. The Compensation Committee then multiplied the financial bonus percentage and the individual bonus percentage by the target awards, exercised discretion to adjust the resulting amounts principally in light of the officer's efforts on strategic projects and to encourage a continuation of these efforts, and approved the following bonuses: Mr. Laverty $175,000, Mr. Simmons $100,000, and Mr. King $100,000, as compared to target bonuses of $225,000, $150,000 and $150,000, respectively. Mr. Webb did not participate in the Incentive Plan in fiscal 2008, however he received a non-recurring bonus of $58,000 reflecting his contribution to the Company from March 3, 2008, the date of his hire, through the end of fiscal 2008. Total awards, including the non-recurring bonus paid to Mr. Webb, for fiscal 2008 were $433,000, as compared to $460,000 for fiscal 2007. The corporate and individual target levels for fiscal 2008 are considered confidential, the disclosure of which could cause competitive harm to us. The Compensation Committee believes that the target levels of corporate and individual performance in any given year should not be easily achievable, and typically would not be achieved all of the time.

  Non-Cash Compensation

  Employee Stock Ownership Plan

        In 2000, the Company adopted the ESOP. ESOP assets are allocated in accordance with a formula based on participant compensation. In order to participate in the ESOP, a participant must complete at least one thousand hours of service to the Company within twelve consecutive months. A participant's interest in the ESOP becomes one hundred percent vested after five years of service to the Company. Benefits are distributed from the ESOP at such time as a participant retires, dies or terminates service with the Company in accordance with the terms and conditions of the ESOP. Benefits may be distributed in cash or in shares of Common Stock. No participant contributions are allowed to be made to the ESOP.

        Company contributions to the ESOP may be in the form of Common Stock or cash. Alternatively, the ESOP can borrow money from the Company or an outside lender and use the proceeds to purchase Common Stock. Shares acquired with loan proceeds are held in a suspense account and are released from the suspense account as the loan is repaid. The loan is repaid from the Company's annual contribution to the ESOP. The shares of Common Stock that are released are then allocated to participants' accounts in the same manner as if they had been contributed to the ESOP by the Company. The allocation of ESOP assets is determined by a formula based on participant compensation. The ESOP is intended to satisfy applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement and Income Security Act of 1974. As of September 30, 2008, the ESOP owned of record 2,973,242 shares of Common Stock, including

1,294,557 allocated shares and 1,678,685 shares as yet unallocated to plan participants. An unaffiliated bank is trustee of the ESOP. The present members of the ESOP Administrative Committee are Roger M. Laverty III, John H. Merrell and Martin A. Lynch.

        The Named Executive Officers participate in the ESOP in the same manner as all other participants. In calendar 2008, Messrs. Berger and Simmons each received an ESOP allocation of 1,159 shares, and Messrs. Laverty and King received 1,046 shares and 1,152 shares, respectively, based on compensation earned during calendar 2007. Mr. Webb's employment with the Company commenced on March 3, 2008. As a result, he failed to satisfy the minimum hours requirement in calendar 2007 for ESOP participation. Messrs. Laverty, Webb, Simmons and King will each be entitled to an ESOP allocation in calendar 2009 based on compensation earned during calendar 2008.

  Omnibus Plan

        On December 6, 2007 at the 2007 Annual Meeting of Stockholders, the stockholders of the Company approved the Omnibus Plan. The Omnibus Plan provides for the grant or issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance-based awards, stock payments, cash-based awards or other incentives payable in cash or shares of stock, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award. The total number of shares available for issuance under the Omnibus Plan is 1,000,000, and no individual may be granted awards representing more than 250,000 shares in any calendar year, in each case, subject to adjustment as provided in the Omnibus Plan.

        The Omnibus Plan is administered by the Compensation Committee. Subject to the terms and conditions of the Omnibus Plan, the Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Omnibus Plan. The Compensation Committee is also authorized to adopt, establish or revise rules relating to administration of the Omnibus Plan. The full Board administers the Omnibus Plan with respect to awards to non-employee directors.

        Awards under the Omnibus Plan may be granted to individuals who are then Company officers or employees or are officers or employees of any of the Company's subsidiaries. Such awards, other than performance-based awards, may also be granted to the Company's directors and consultants. Only employees may be granted incentive stock options.

        Based on Mercer's recommendations, the Company expects to make annual awards under the Omnibus Plan to the Named Executive Officers consisting of stock options (2/3 of the total value of the award) and restricted stock (1/3 of the total value of the award), with the number of shares underlying the stock options and shares of restricted stock determined based on the closing price of the Company's Common Stock on the date of grant. Stock options are rights to purchase Common Stock at a pre-determined price (the closing price of the Common Stock on the date of grant), after the stock options have vested. Stock options are designed to create incentives for executives by providing them with an opportunity to share, along with stockholders, in the long-term performance of the Common Stock. The stock options are expected to have a seven-year term and generally vest ratably over three years. The Compensation Committee believes a seven-year option term provides a reasonable time frame within which the executive's contributions to corporate performance can align with stock appreciation. In addition, as compared with a ten-year option term typical at other companies, a seven-year option term allows the Company to more effectively manage the number of unexercised options that are outstanding. Restricted stock are shares that are subject to certain forfeiture restrictions. Restricted stock is designed as a retention device and to directly align the interests of the recipient and the Company's stockholders. The restricted stock is expected generally to vest at the end of three years, and will be priced at the closing price of the Common Stock on the date of grant.

        On February 20, 2008, the Compensation Committee, in accordance with the provisions of the Omnibus Plan, approved grants of non-qualified stock options and restricted stock to the Named Executive Officers as follows:

Name	Title	Shares of Common Stock Issuable Upon Exercise of Options	Shares of Restricted Stock
Roger M. Laverty III	President and Chief Executive Officer	40,000	6,600
John E. Simmons	Treasurer and Chief Financial Officer	9,000	1,500
Michael J. King	Vice President, Sales	9,000	1,500

        The stock options have an exercise price equal to $22.70 per share, which was the closing price of the Common Stock as reported on NASDAQ on the date of grant. The stock options have a seven year term expiring on February 20, 2015 and vest ratably over three years. The shares of restricted stock vest on February 20, 2011.

        On March 3, 2008, the Compensation Committee granted stock options exercisable for 9,000 shares of Common Stock and 1,500 shares of restricted stock to Drew H. Webb in connection with his initial hire. The stock options have an exercise price equal to $22.11 per share, which was the closing price of the Common Stock as reported on NASDAQ on the date of grant. The stock options have a seven year term expiring on March 3, 2015 and vest ratably over three years. The shares of restricted stock vest on March 3, 2011.

        The Compensation Committee believes that equity ownership in the Company is an important element in tying compensation to stockholder value. Award grants under the Omnibus Plan were designed to position the fiscal 2008 total direct compensation of the Company's Named Executive Officers at the median of the peer group.

  Composition of Total Direct Compensation

        A significant fraction of executive officer compensation is expected to be delivered in the form of equity, rather than cash, and will be weighted towards rewarding longer-term performance, as opposed to annual performance, to better promote alignment with long-term stockholder returns over the relevant periods.

        Actual total direct compensation for each Named Executive Officer will be determined by the Compensation Committee based on the structure for setting target total direct compensation described above, appropriately adjusted to reflect the performance of the executive over time (as reflected in the participant's goals under the Incentive Plan), as well as the Company's annual performance (as reflected in the financial performance goals established under the Incentive Plan), and the Company's long-term performance (as reflected by stock appreciation for equity-based awards granted under the Omnibus Plan).

  Increases or Decreases in Total Direct Compensation

        Material increases or decreases in each direct compensation element (base salary, target annual cash incentives and grants of equity-based awards) for each Named Executive Officer will be determined primarily on individual and Company performance and comparisons to the peer group. Additionally, Named Executive Officers may receive structural increases in compensation (i.e., increases across all direct compensation elements) if they are promoted.

        With respect to base salary and annual incentives, the individual performance of a Named Executive Officer in any year may be considered by the Compensation Committee and compared to the base salary and annual incentives for a comparable position in the peer group and may cause a material increase in these elements for the Named Executive Officer in the following year.

Total Compensation

  Welfare Benefits

        The welfare benefits received by employee executive officers are the same as received by other employees, including medical, dental, life, disability and accident insurance. The Company also offers a supplemental disability plan to higher income staff members, including the Named Executive Officers, which allows them to buy an additional amount of disability coverage at their own expense. Employee executive officers are eligible on the same basis as other employees for participation in a pension plan, a 401(k) plan and the ESOP. The Company does not contribute or match any participant contributions under the 401(k) plan. The value of the employee executive officer's 401(k) plan balances depends solely on the performance of investment alternatives selected by the employee executive officer from among the alternatives offered to all participants. All investment options in the 401(k) plan are market-based, meaning there are no "above-market" or guaranteed rates of return. Upon retirement, employee executive officers receive benefits, such as a pension and retiree life and medical insurance benefits, under the same terms as other retirees.

  Perquisites

        Perquisites are limited at the Company; however we believe that offering our Named Executive Officers certain perquisites facilitates the operation of our business, allows Named Executive Officers to better focus their time, attention and capabilities on our business, and assists the Company in recruiting and retaining key executives. We also believe that the perquisites offered to our Named Executive Officers are generally consistent with practices among companies in our peer group.

        The perquisites available only to employee executive officers are: (i) benefits under an executive life insurance plan; and (ii) in the case of certain employee executive officers, use of a Company-owned automobile. Term life insurance premiums paid by the Company under the Company's executive life insurance plan are shown in the Summary Compensation Table below under the heading "All Other Compensation." During fiscal 2008, we provided Messrs. Berger, Laverty and King with automobiles owned by the Company and paid the associated maintenance and operating costs. The aggregate incremental cost associated with personal use of these automobiles is shown in the Summary Compensation Table below under the heading "All Other Compensation." Additionally, during fiscal 2008, we paid $22,839 in relocation expenses to Mr. Webb.

        It is the Company's intention to continually assess business needs and evolving practices to ensure that perquisite offerings are competitive and in the best interests of our stockholders.

Change in Control and Termination Arrangements

  Change in Control Severance Agreements; Employment Agreements

        As part of its compensation program the Company has entered into agreements with each of its Named Executive Officers pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events in connection with a change in control or threatened change in control. The events that trigger payment are generally those related to (i) termination of employment other than for cause, disability or death, or (ii) resignation for good reason. The Company believes that this structure will help: (i) assure the executives' full attention and dedication to the Company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives' objectivity for stockholders' interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control or in connection with a threatened change in control, and (iv) attract and retain key talent during uncertain times. A more detailed description of the severance benefits to which the Named Executive Officers are entitled in connection with a change in control or threatened change in control is set forth below under "Executive Compensation—Change in Control and Termination Arrangements."

        Pursuant to the terms of their Employment Agreements, Mr. Laverty and Mr. Webb are entitled to receive certain benefits upon their termination without cause or his resignation with good reason. The Company believes such benefits were necessary to attract and retain an executive officer with demonstrated leadership abilities and to secure the services of these officers at agreed upon terms. A more detailed description of the benefits to which these officers are entitled in connection with their termination is set forth below under "Executive Compensation—Change in Control and Termination Arrangements."

  Equity Awards

        Under the terms of the stock option and restricted stock awards made in fiscal 2008, in the event of death or disability a prorata portion (determined based on the actual number of service days during the vesting period divided by the total number of days during the vesting period) of any unvested stock options and restricted stock will be deemed to have vested immediately prior to the date of death or disability and, in the case of the restricted stock, will no longer be subject to forfeiture. Additionally, under the Omnibus Plan, the plan administrator has discretionary authority regarding accelerated vesting upon termination other than by reason of death or disability, or in connection with a change in control.

Policies Relating to Our Common Stock

  Stock Ownership Guidelines

        The Board has adopted Stock Ownership Guidelines to further align the interests of the Company's executive officers and non-employee directors with the interests of the Company's stockholders. Under these guidelines, executive officers are expected to own and hold a number of shares of Common Stock based on the following guidelines:

Officer	Value of Shares Owned
Chief Executive Officer	$450,000
Other Executive Officers	$100,000 - $250,000, as determined by the Board in its discretion

        Non-employee directors are expected to own and hold during their service as a Board member a number of shares of Common Stock with a value equal to at least three (3) times the amount of the non-employee director annual stock-based award, as the same may be adjusted from time to time, under the Omnibus Plan.

        Stock that counts toward satisfaction of these guidelines includes: (a) shares of Common Stock owned outright by the officer or non-employee director and his or her immediate family members who share the same household, whether held individually or jointly; (b) restricted stock or restricted stock units (whether or not the restrictions have lapsed); (c) ESOP shares; and (d) shares of Common Stock held in trust for the benefit of the officer or non-employee director or his or her family.

        Until the applicable guideline is achieved, each officer and non-employee director is required to retain all "profit shares," which are those shares remaining after payment of taxes on earned equity awards under the Omnibus Plan, such as shares granted pursuant to the exercise of vested options and restricted stock that has vested. Officers and non-employee directors are expected to continuously own sufficient shares to meet these guidelines once attained.

        The guidelines may be waived at the discretion of the Board if compliance would create severe hardship or prevent an officer or non-employee director from complying with a court order. It is expected that these instances will be rare.

  Insider Trading Policy

        Our insider trading policy prohibits all employees, officers, directors, consultants and other associates of the Company and certain of their family members from, among other things, purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e., puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by certain insiders, including our directors and executive officers, to be pre-cleared by appropriate Company personnel. Additionally, such insiders are prohibited from conducting transactions involving the purchase or sale of the Company's securities from 12:01 a.m. New York City time on the 15th calendar day before the end of each of the Company's four fiscal quarters (including fiscal year end) through 11:59 p.m. New York City time of the second business day following the date of the public release containing the Company's quarterly (including annual) results of operations.

Tax Deductibility Under Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Code places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each of the Named Executive Officers, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The Company's executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. There were no such circumstances in fiscal 2008.

Section 409A of the Internal Revenue Code

        Section 409A of the Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. With respect to our compensation and benefit plans that are subject to Section 409A of the Code, in accordance with Section 409A of the Code and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A of the Code based upon our good faith, reasonable interpretation of the statute and the

Internal Revenue Service's regulatory guidance. Pursuant to that regulatory guidance, we expect that we will be required to amend some of our plans and arrangements to either make them exempt from or have them comply with Section 409A of the by the Internal Revenue Service's deadline, which is currently December 31, 2008.

Accounting Standards

        Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" (FAS 123(R)) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under the Omnibus Plan are accounted for under FAS 123(R). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award program. As accounting standards change, the Company may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE OFFICERS

Name	Age	Position Last Five Years
Guenter W. Berger	71

Chairman of the Board. Retired Chief Executive Officer from August 11, 2005 to December 6, 2007; President from August 11, 2005 through December 6, 2007; Interim President and Chief Executive Officer from January 9, 2005 through August 10, 2005; Vice President, Production prior to January 9, 2005.

Roger M. Laverty III	61

Chief Executive Officer since December 6, 2007; President since July 24, 2006; Chief Operating Officer from July 24, 2006 to December 6, 2007. Previously President and Chief Executive Officer of Diedrich Coffee, Inc., a specialty coffee roaster, wholesaler and retailer, from 2003 to December 2005.

John E. Simmons	57	Treasurer, Chief Financial Officer.
Drew H. Webb	61

Executive Vice President and Chief Operating Officer since March 3, 2008. Consultant to the Company from January 3, 2008 through March 2, 2008. Previously a principal and Chief Executive Officer of DH Webb & Company, an M&A strategic advisory firm.

Michael J. King	63	Vice President, Sales since August 2004; National Sales Manager from July 1994 through July 2004.
John M. Anglin(1)	61

Secretary since 2003 and Partner in the law firm of Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP, Pasadena, California since 2002; Partner in the law firm of Walker, Wright, Tyler and Ward, LLP, Los Angeles, California, previously.

(1)
Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP ("AFRCT") provided legal services to the Company in fiscal 2008, and we expect to continue to engage AFRCT to perform legal services in fiscal 2009.

        All officers are elected annually by the Board of Directors and serve at the pleasure of the Board. There are no family relationships between any director or executive officer of the Company.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth summary information concerning compensation awarded to, paid to, or earned by each of our Named Executive Officers for all services rendered in all capacities to the Company and its subsidiaries in fiscal 2008. Compensation for fiscal 2007 is included for all Named Executive Officers with the exception of Mr. Webb who joined the Company in fiscal 2008. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

SUMMARY COMPENSATION TABLE

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Guenter W. Berger(1)	2008	199,291	—	3,545	—	—	399	139,880	343,115
Chairman and Retired CEO	2007	365,750	—	—	—	125,000	55,312	58,102	604,164
Roger M. Laverty III(2)	2008	350,038	—	18,044	29,678	175,000	22,229	33,419	628,408
CEO and President	2007	320,000	—	—	—	155,000	0	21,479	496,479
John E. Simmons	2008	287,375	—	4,101	6,678	100,000	31,983	41,390	471,527
Treasurer and CFO	2007	287,375	—	—	—	100,000	102,997	42,719	533,091
Drew H. Webb(3)	2008	143,613	58,000	3,635	5,698	—	—	23,703	234,649
Executive VP and COO
Michael J. King	2008	287,375	—	4,101	6,678	100,000	91,384	58,104	547,642
Vice President, Sales	2007	287,375	—	—	—	80,000	131,121	50,531	549,027

(1)
Mr. Berger retired as Chief Executive Officer on December 6, 2007, however he continued as an employee of the Company through January 1, 2008. He did not participate in the Incentive Plan in fiscal 2008. Amounts shown in the table reflect Mr. Berger's compensation for the full fiscal year, including director fees paid to Mr. Berger as a non-employee director following his retirement, which are included in column I and described further under the heading "All Other Compensation" below. The amount shown in column E for Mr. Berger reflects compensation expense on shares of restricted stock awarded to Mr. Berger under the Omnibus Plan as a non-employee director following his retirement.

(2)
Mr. Laverty was promoted to Chief Executive Officer on December 6, 2007. The amounts shown in the table for fiscal 2008 reflect Mr. Laverty's compensation in all capacities for the full fiscal year.

(3)
Includes $48,229 in consulting fees and expenses paid to Mr. Webb from January 3, 2008 to March 3, 2008, when he was hired as Executive Vice President and Chief Operating Officer of the Company.

  Salary (Column C)

        The amounts reported in column C represent base salaries paid to each of the Named Executive Officers for the fiscal year indicated.

  Bonus (Column D)

        The amount reported in column D for Mr. Webb represents a non-recurring bonus paid to Mr. Webb reflecting his contribution to the Company from March 3, 2008, the date he joined the Company, through the end of fiscal 2008. Mr. Webb did not participate in the Incentive Plan in fiscal 2008, but is expected to participate in future years. All non-equity incentive plan compensation paid to the other Named Executive Officers under the Incentive Plan in fiscal 2008 is shown in column G.

  Stock Awards (Column E)

        The amounts reported in column E represent compensation expense for restricted stock grants recognized by us under FAS 123(R) for fiscal 2008. Prior to fiscal 2008, the Company did not have an equity-based compensation plan. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 7 to our audited consolidated financial statements for the fiscal year ended June 30, 2008 included in our Annual Report on Form 10-K filed with the SEC on September 15, 2008.

  Option Awards (Column F)

        The amounts reported in column F represent compensation expense for stock option grants recognized by us under FAS 123(R) for fiscal 2008. Prior to fiscal 2008, the Company did not have an equity-based compensation plan. Compensation expense recognized by us in fiscal 2008 is based on the grant date fair values of the stock option grants calculated using a Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 7 to our audited consolidated financial statements for the fiscal year ended June 30, 2008 included in our Annual Report on Form 10-K filed with the SEC on September 15, 2008.

  Non-Equity Incentive Plan Compensation (Column G)

        The amounts reported in column G represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus under the Incentive Plan for the fiscal years indicated. Annual bonuses under the Incentive Plan were approved by the Compensation Committee and paid to the Named Executive Officers in the first quarter of the fiscal year consistent with past practice.

  Change in Pension Value (Column H)

        The amounts representing the change in pension value reported in column H were generated by the combination of increases in the accrued pension benefit and change in conversion of that benefit to a present value. Accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay times years of service as of the end of the fiscal year. Accrued benefits as of the end of each fiscal year increased over accrued benefits as of the end of the prior fiscal year because an additional year of service was included and because the averages of the most recent five years of pay were greater than the averages as of one year earlier. The conversion to a present value produced a further increase because normal retirement age, the assumed commencement of benefits, was one year closer. The present value conversion can also cause an increase or decrease in value due to changes in actuarial assumptions. The discount rate used to calculate present values increased from 6.00% as of the end of fiscal 2007 to 6.80% as of the end of fiscal 2008, producing a decrease in the present value. The discount rate used to calculate present values decreased from 6.25% as of the end of fiscal 2006 to 6.00% as of the end of fiscal 2007, producing an increase in the present value. No other actuarial assumptions changed between the end of fiscal 2007 and the end of fiscal 2008, or between the end of fiscal 2006 and the end of fiscal 2007.

  All Other Compensation (Column I)

        The amounts reported in column I represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits; term life insurance premiums paid by the Company under the Company's executive life insurance plan; allocations under the ESOP; payment for sick time accrued above the maximum accumulation amount; and certain other compensation described in the footnotes below. The following table shows the specific amounts included in column I of the Summary Compensation Table for fiscal 2008.

ALL OTHER COMPENSATION

Name	Fiscal Year	Perquisites and Other Personal Benefits ($)		Life Insurance Premiums ($)	ESOP Allocations ($)		Sick Days Over Maximum ($)		Other ($)		Total ($)
Guenter W. Berger	2008	3,393	(1)	12,379	24,523		79,585	(3)	20,000	(4)	139,880
Roger M. Laverty III	2008	2,593	(1)	8,709	22,117		0		—		33,419
John E. Simmons	2008	—		4,709	24,523		12,158		—		41,390
Drew H. Webb	2008	23,703	(2)	—	0	(2)	0		—		23,703
Michael J. King	2008	2,833	(1)	10,146	24,365		21,000		—		58,104

(1)
Represents personal use of a Company-owned automobile calculated based on the aggregate incremental cost to the Company. The cost for personal use of a Company-owned automobile is calculated by allocating the costs of operating the car between personal and business use. The cost of operating the car is allocated to personal use on the basis of miles driven for personal use to total miles driven.

(2)
Represents personal use of a Company-owned automobile calculated based on the aggregate incremental cost to the Company ($864) plus relocation expenses ($22,839). The relocation expenses include actual costs incurred by the Company for travel and temporary living expenses. Mr. Webb did not receive an allocation under the ESOP during fiscal 2008 because these awards were earned during calendar 2007 and he was not employed by the Company in calendar 2007.

(3)
Includes sick days over maximum and payout of accrued vacation upon Mr. Berger's retirement on January 1, 2008.

(4)
Represents the aggregate dollar amount of all fees earned or paid to Mr. Berger in his capacity as a non-employee director in fiscal 2008 following his retirement as an employee of the Company on January 1, 2008 (prorated annual retainer fee of $12,500 plus Board meeting fees of $7,500).

  Total Compensation (Column J)

        The amounts reported in column J are the sum of columns C through I for each of the Named Executive Officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

Grants of Plan-Based Awards

        The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for fiscal 2008.

GRANTS OF PLAN-BASED AWARDS

						All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)
									Grant Date Fair Value of Stock and Option Awards ($)(6)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)(5)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Guenter W. Berger
Annual Cash Incentive Bonus	—	—	—	—	—	—	—	—	—
Time Based	2/20/08	2/20/08	—	—	—	1,300	—	—	29,510
Roger M. Laverty III
Annual Cash Incentive Bonus	—	—	—	225,000	—	—	—	—	—
Time Based	2/20/08	2/20/08	—	—	—	6,600	40,000	22.70	149,820
John E. Simmons
Annual Cash Incentive Bonus	—	—	—	150,000	—	—	—	—	—
Time Based	2/20/08	2/20/08	—	—	—	1,500	9,000	22.70	34,050
Drew H. Webb
Annual Cash Incentive Bonus	—	—	—	(7)	—	—	—	—	—
Time Based	3/3/08	2/20/08	—	—	—	1,500	9,000	22.11	33,165
Michael J. King
Annual Cash Incentive Bonus	—	—	—	150,000	—	—	—	—	—
Time Based	2/20/08	2/20/08	—	—	—	1,500	9,000	22.70	34,050

(1)
Reflects the date on which the grant was approved by the Board of Directors.

(2)
Represents annual cash incentive opportunities based on fiscal 2008 performance under the Incentive Plan. There are no thresholds or maximums under the Incentive Plan. The targets are set each fiscal year by the Compensation Committee. The bonus amounts are based on the Company's level of achievement of net sales and operating cash flow, and satisfaction of individual participant goals. The Compensation Committee has discretion to increase, decrease or entirely eliminate the bonus amount derived from the Incentive Plan's formula. The maximum amount that can be awarded under the Incentive Plan is within the discretion of the Compensation Committee. The actual amounts awarded are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(3)
Restricted stock for the Named Executive Officers with the exception of Mr. Berger cliff vests on the third anniversary of the date of grant, subject to the acceleration provisions contained in the Omnibus Plan. The restricted stock award shown for Mr. Berger reflects the grant of plan-based awards under the Omnibus Plan in connection with Mr. Berger's compensation as a non-employee director following his retirement. Mr. Berger's award vests in one-third (1/3) increments on each anniversary of the date of grant.

(4)
Stock options vest in one-third (1/3) increments on each anniversary of the date of grant, subject to the acceleration provisions contained in the Omnibus Plan.

(5)
Exercise price of option awards equal to the closing market price on the date of grant.

(6)
Reflects the grant date fair value of restricted stock and stock option awards as calculated in accordance with FAS 123(R). A discussion of the assumptions used in calculating the fair value of the stock option awards may be found in Note 7 to our audited consolidated financial statements for the fiscal year ended June 30, 2008 included in our Annual Report on Form 10-K filed with the SEC on September 15, 2008.

(7)
Mr. Webb did not participate in the Incentive Plan in fiscal 2008. In future years, under the terms of his Employment Agreement described below, Mr. Webb is entitled to participate in the Incentive Plan, with a target award equal to 50% of his annual base salary. In fiscal 2008, Mr. Webb received a non-recurring bonus of $58,000 reflecting his contribution to the Company from March 3, 2008, the date he joined the Company, through the end of fiscal 2008. This amount is reported in the "Bonus" column of the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth summary information regarding the outstanding equity awards at June 30, 2008 granted to each of our Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Guenter W. Berger	—	—		—	—	—	1,300	(4)	27,495	—	—
Roger M. Laverty III	0	40,000		—	22.70	2/20/15	6,600		139,590	—	—
John E. Simmons	0	9,000	(2)	—	22.70	2/20/15	1,500	(5)	31,725	—	—
Drew H. Webb	0	9,000	(3)	—	22.11	3/3/15	1,500	(6)	31,725	—	—
Michael J. King	0	9,000	(2)	—	22.70	2/20/15	1,500	(5)	31,725	—	—

(1)
The market value was calculated by multiplying the closing price of our Common Stock on June 30, 2008 ($21.15) by the number of shares of unvested restricted stock.

(2)
Stock options generally vest in three equal installments on February 20, 2009, February 20, 2010 and February 20, 2011.

(3)
Stock options generally vest in three equal installments on March 3, 2009, March 3, 2010 and March 3, 2011.

(4)
Restricted stock generally vests in three equal installments on February 20, 2009, February 20, 2010 and February 20, 2011. The restricted stock award shown for Mr. Berger reflects the grant of plan-based awards under the Omnibus Plan in connection with Mr. Berger's compensation as a non-employee director following his retirement.

(5)
Restricted stock generally vests on February 20, 2011.

(6)
Restricted stock generally vests on March 3, 2011.

Option Exercises and Stock Vested

        No stock options were exercised by our Named Executive Officers and no shares of restricted stock vested in fiscal 2008. Prior to fiscal 2008, the Company did not have an equity-based compensation plan.

Named Executive Officer Employment Agreements

  Laverty Employment Agreement

        The Company has entered into an Employment Agreement, as amended by Amendment No. 1 thereto, with Roger M. Laverty III (the "Laverty Employment Agreement"). The Laverty Employment Agreement provides that Mr. Laverty will serve as President and Chief Executive Officer of the Company, with the powers, general duties and responsibilities typically vested in a chief executive officer. Mr. Laverty's annual base salary is subject to annual review and may be adjusted upward or downward by the Company from time to time but may not be reduced below $320,000 per annum. Mr. Laverty's annual base salary in fiscal 2008 was increased from $320,000 to $375,000 effective upon his promotion to Chief Executive Officer on December 6, 2007. Mr. Laverty is entitled to participate in the Incentive Plan (or any successor plan), with the amount of any target award thereunder to be set by the Compensation Committee. Mr. Laverty is entitled to use of a Company car or an equivalent car allowance, paid vacation of twenty-five (25) days per year, group health insurance, life insurance, key person life insurance, business travel insurance, qualified retirement plan, 401(k) plan, employee stock ownership plan, cell phone, Company credit card, and business expense reimbursement. Mr. Laverty is entitled to participate in the Omnibus Plan in accordance with the provisions thereof. Mr. Laverty's employment may be terminated by the Company at any time with or without Cause (as defined in the Laverty Employment Agreement). Mr. Laverty's employment also will terminate upon his resignation, with or without Good Reason (as defined in the Laverty Employment Agreement), death or permanent incapacity. Upon certain events of termination, Mr. Laverty is entitled to the benefits described below under the heading "Change in Control and Termination Arrangements."

  Webb Employment Agreement

        The Company has entered into an Employment Agreement with Drew H. Webb (the "Webb Employment Agreement" and, together with the Laverty Employment Agreement, the "Employment Agreements"). The Webb Employment Agreement provides that Mr. Webb will serve as Executive Vice President and Chief Operating Officer of the Company, with oversight responsibility for the day-to-day operations of the Company. Mr. Webb's annual base salary is subject to annual review, and may be adjusted upward or downward by the Company from time to time but may not be reduced below $310,000 per annum. Mr. Webb is entitled to participate in the Incentive Plan (or any successor plan), with a target award equal to fifty percent (50%) of his annual base salary. Mr. Webb is entitled to all benefits and perquisites provided by the Company to its executive officers, including use of a Company car, paid vacation of twenty (20) days per year, group health insurance, life insurance, key person life insurance, business travel insurance, qualified retirement plan, 401(k) plan, employee stock ownership plan, cell phone, Company credit card, and business expense reimbursement. Mr. Webb is entitled to participate in the Omnibus Plan in accordance with the provisions thereof. Mr. Webb's employment may be terminated by the Company at any time with or without Cause (as defined in the Webb Employment Agreement). Mr. Webb's employment also will terminate upon his resignation, with or without Good Reason (as defined in the Webb Employment Agreement), death or permanent incapacity. Upon certain events of termination, Mr. Webb is entitled to the benefits described below under the heading "Change in Control and Termination Arrangements."

Pension Benefits

        The following table provides information as of fiscal year-end 2008 with respect to the Farmer Bros. Co. Retirement Plan (the "Retirement Plan"), a contributory defined benefit plan offered to non-union Company employees, for each of the Named Executive Officers, other than Mr. Webb who is not eligible to participate in the Retirement Plan until April 2009. For a complete understanding of the table, please read the narrative disclosures that follow the table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Guenter W. Berger	Retirement Plan	42.17	1,078,289	85,023
Roger M. Laverty III	Retirement Plan	0.92	22,229	0
John E. Simmons	Retirement Plan	26.92	722,890	0
Michael J. King	Retirement Plan	33.67	1,136,249	0

        Annuity benefits payable monthly under the Retirement Plan are calculated as 1.50% of average compensation times number of years of credited service, but not less than $60 per month for the first 20 years of credited service plus $80 per month for each year of credited service in excess of 20 years. For this formula, average compensation is defined as the monthly average of total pay received for the 60 consecutive months out of the 120 latest months before the retirement date which gives the highest average. The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55 retirement, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin. Benefits under a predecessor plan are included in the figures shown in the table above. Maximum annual combined benefits under both plans generally cannot exceed the lesser of $180,000 or the average of the employee's highest three years of compensation.

        While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in the Company's 2008 Annual Report on Form 10-K (discount rate of 6.8%, mortality according to the 2008 IRS Prescribed Mortality Static Annuitant/Non-annuitant male and female).

Change in Control and Termination Arrangements

  Change in Control Agreements

        On January 28, 2005, the Company entered into a Change in Control Severance Agreement with each of Guenter W. Berger, Michael J. King and John E. Simmons, as Named Executive Officers (the "Executive Officer Severance Agreements"), which provides certain severance benefits to such persons in the event of a Change in Control (as generally defined below). The Executive Officer Severance Agreement with Mr. Berger terminated upon his retirement as Chief Executive Officer on December 6, 2007.

        On June 2, 2006, the Company entered into a Change in Control Severance Agreement ("Laverty Severance Agreement") with Mr. Laverty effective upon commencement of his employment with the Company. On March 3, 2008, the Company entered into a Change in Control Severance Agreement ("Webb Severance Agreement" and, together with the Executive Officer Severance Agreements and the Laverty Severance Agreement, the "Severance Agreements") with Mr. Webb effective upon commencement of his employment with the Company. Except as described below, the Laverty and Webb Severance Agreement are substantially the same as the Executive Officer Severance Agreements.

        Each Severance Agreement expires at the close of business on December 31, 2008, subject to automatic one year extensions unless the Company or such executive officer notified the other no later than September 30, 2008 that the term would not be extended. Neither the Company nor any executive officer notified the other that the term would not be extended, so the term of each Severance Agreement has been extended to December 31, 2009, subject to possible further extensions. Notwithstanding the foregoing, if prior to a Change in Control, an executive officer ceases to be an employee of the Company, his Severance Agreement will be deemed to have expired.

        Under each of the Severance Agreements, a Change in Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; (ii) at the time individuals making up the Incumbent Board (as defined in the Severance Agreements) cease for any reason to constitute at least a majority of the Board; or (iii) the approval of the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (other than any transaction with respect to which persons who were the stockholders of the Company immediately prior to such transaction continue to represent at least 50% of the outstanding Common Stock of the Company or such surviving entity or parent or affiliate thereof immediately after such transaction). In the event of certain termination events in connection with a Change in Control or Threatened Change in Control (as defined in the Severance Agreements), the Named Executive Officers will be entitled to certain payments and benefits shown in the tables below.

        Each Severance Agreement provides that while such executive officer is receiving compensation and benefits thereunder, such executive officer will not in any manner attempt to induce or assist others to attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company, nor do anything directly or indirectly to interfere with the relationship between the Company and any such persons or concerns. In the event such executive officer breaches this provision, all compensation and benefits under the Severance Agreement will immediately cease.

        We intend to amend the Severance Agreements as necessary to conform with the requirements of Section 409A under the Internal Revenue Code on or before Section 409A's current amendment deadline of December 31, 2008.

  Employment Agreements

        Under the Employment Agreements with Messrs. Laverty and Webb, upon termination for any reason, the Company will pay such officer his accrued base salary and accrued but unused vacation. In addition, if such termination occurs at the election of the Company without Cause (as defined in the Employment Agreements) or by such officer's resignation with Good Reason (as defined in the Employment Agreements), such officer will be entitled to certain payments and benefits shown in the tables below. Receipt of any severance amounts under either Employment Agreement is conditioned upon execution of a general release of claims against the Company. Notwithstanding the foregoing, if Mr. Laverty or Mr. Webb becomes eligible for severance benefits under the Severance Agreement described above, the benefits provided under that agreement will be in lieu of, and not in addition to, the severance benefits under his Employment Agreement.

        We intend to amend the Employment Agreements as necessary to conform with the requirements of Section 409A under the Internal Revenue Code on or before Section 409A's current amendment deadline of December 31, 2008.

  Equity Awards

        Under the terms of the stock option and restricted stock awards made in fiscal 2008, in the event of death or disability a prorata portion (determined based on the actual number of service days during the vesting period divided by the total number of days during the vesting period) of any unvested stock options and restricted stock will be deemed to have vested immediately prior to the date of death or disability and, in the case of the restricted stock, will no longer be subject to forfeiture. Additionally, under the Omnibus Plan, the plan administrator has discretionary authority regarding accelerated vesting upon termination other than by reason of death or disability, or in connection with a change in control.

  Potential Payments Upon Termination or Change in Control

        The following tables describe potential payments and benefits under the agreements described above to which the Named Executive Officers (other than Mr. Berger who retired as Chief Executive Officer on December 6, 2007) would be entitled upon termination of employment, change in control of the Company or change in responsibilities. The estimated amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below assuming that the termination and/or change in control of the Company occurred at June 30, 2008. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

        The tables and discussion below do not reflect (i) payments that would be provided to each Named Executive Officer under the Retirement Plan following termination of employment on the last business day of the fiscal year ended; and (ii) the value of retiree medical and life insurance benefits, if any, that would be provided to each Named Executive Officer following such termination of employment, because, in each case, these benefits are generally available to all regular Company employees similarly situated in age, years of service and date of hire and do not discriminate in favor of executive officers.

ROGER M. LAVERTY III	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason Likely if Change in Control Occurs	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	—	—	—	$750,000	$750,000	$375,000
Bonus Payments	$225,000	$225,000	—	$155,000	$155,000	$225,000
Value of accelerated stock options	$0	$0	—	—	—	$0
Value of accelerated restricted stock	$16,835	$16,835	—	—	—	$16,835
Qualified and Non-Qualified Plan	—	—	—	$47,322	$47,322	—
ESOP	$22,117	$22,117	$22,117	$66,351	$66,351	$22,117
Health, Dental and Life Insurance	$13,155	$13,155	$13,155	$26,310	$26,310	$13,155
Outplacement Services	—	—	—	$25,000	$25,000	—
Life Insurance Proceeds	$620,000	—	—	—	—	—
Total Pre-tax Benefit	$897,107	$277,107	$35,272	$1,069,983	$1,069,983	$652,107

DREW H. WEBB	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason Likely if Change in Control Occurs	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	—	—	—	$620,000	$620,000	$310,000
Bonus Payments	$155,000	$155,000	—	$155,000	$155,000	$155,000
Value of accelerated stock options	$0	$0	—	—	—	$0
Value of accelerated restricted stock	$3,477	$3,477	—	—	—	$3,477
Qualified and Non-Qualified Plan	—	—	—	$66,368	$66,368	—
ESOP	—	—	—	$37,648	$37,648	—
Health, Dental and Life Insurance	$13,155	$13,155	$13,155	$26,310	$26,310	$13,155
Outplacement Services	—	—	—	$25,000	$25,000	—
Life Insurance Proceeds	$320,000	—	—	—	—	—
Total Pre-tax Benefit	$491,632	$171,632	$13,155	$930,326	$930,326	$481,632

JOHN E. SIMMONS	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason Likely if Change in Control Occurs	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	—	—	—	$574,000	$574,000	—
Bonus Payments	—	—	—	$100,000	$100,000	—
Value of accelerated stock options	$0	$0	—	—	—	$0
Value of accelerated restricted stock	$3,477	$3,477	—	—	—	$3,477
Qualified and Non-Qualified Plan	$722,890	$722,890	$722,890	$776,590	$776,590	$722,890
ESOP	$131,426	$131,426	$131,426	$180,472	$180,472	$131,426
Health, Dental and Life Insurance	$13,155	$13,155	$13,155	$26,310	$26,310	—
Outplacement Services	—	—	—	$25,000	$25,000	—
Life Insurance Proceeds	$537,000	—	—	—	—	—
Total Pre-tax Benefit	$1,407,948	$870,948	$867,471	$1,682,372	$1,682,372	$857,793

MICHAEL J. KING	Death	Disability	Retirement	Change in Control and Involuntarily Terminated or Resignation for Good Reason within 24 Months of Change in Control	Threatened Change in Control and Involuntarily Terminated or Resignation for Good Reason Likely if Change in Control Occurs	Termination Without Cause or Resignation With Good Reason
Base Salary Continuation	—	—	—	$574,000	$574,000	—
Bonus Payments	—	—	—	$93,333	$93,333	—
Value of accelerated stock options	$0	$0	—	—	—	$0
Value of accelerated restricted stock	$3,477	$3,477	—	—	—	$3,477
Qualified and Non-Qualified Plan	$1,126,249	$1,126,249	$1,126,249	$1,204,760	$1,204,760	$1,126,249
ESOP	$124,246	$124,246	$124,246	$172,975	$172,975	$124,246
Health, Dental and Life Insurance	$8,117	$8,117	$8,117	$16,234	$16,234	—
Outplacement Services	—	—	—	$25,000	$25,000	—
Life Insurance Proceeds	$537,000	—	—	—	—	—
Total Pre-tax Benefit	$1,799,089	$1,262,089	$1,258,612	$2,086,302	$2,086,302	$1,253,972

  Base Salary Continuation

  Severance Agreements

        Under each Severance Agreement, if (i) a Change in Control occurs and the executive officer's employment is terminated within the two years following the occurrence of the Change in Control by the Company other than for Cause, Disability (each as defined in the Severance Agreements) or death, or by Resignation for Good Reason (as defined in the Severance Agreements), or (ii) a Threatened Change in Control (as defined in the Severance Agreements) occurs and the executive officer's employment is terminated during the Threatened Change in Control Period (as defined in the Severance Agreements) by the Company other than for Cause, Disability or death, or the executive officer demonstrates to the Incumbent Board that grounds for a Resignation for Good Reason likely will occur if a Change in Control occurs (a "Change in Control Event"), such executive officer will be entitled receive his base salary, excluding bonuses, at the rate in effect when an event triggering benefits occurs, for the twenty-four (24) month period following the Named Executive Officer's date of termination, payable semi-monthly.

  Employment Agreements

        Under the Employment Agreements, if Mr. Laverty's or Mr. Webb's termination occurs at the election of the Company without Cause (as defined in the Employment Agreements) or by Mr. Laverty's or Mr. Webb's resignation with Good Reason (as defined in the Employment Agreements), Mr. Laverty or Mr. Webb, as the case may be, will continue to receive his base salary for a period of one (1) year from the effective termination date.

  Bonus Payments

  Severance Agreements

        Under each Severance Agreement, if a Change in Control Event occurs, the Named Executive Officer will receive two (2) consecutive annual payments of fifty percent (50%) of the Named Executive

Officer's average bonus as reported in the Company's proxy statement for the last three (3) completed fiscal years prior to the occurrence of the event triggering benefits, payable within thirty (30) days after the end of the Company's fiscal year commencing with the first fiscal year-end after the Named Executive Officer's date of termination; provided, that the Laverty and Webb Severance Agreements provide that Mr. Laverty's or Mr. Webb's bonus payment will be based on the number of completed fiscal years that Mr. Laverty or Mr. Webb, as the case may be, has been in the employ of the Company if fewer than three.

  Employment Agreements

        Under the Employment Agreements, if Mr. Laverty's or Mr. Webb's termination occurs at the election of the Company without Cause (as defined in the Employment Agreement) or by Mr. Laverty's or Mr. Webb's resignation with Good Reason (as defined in the Employment Agreement), Mr. Laverty or Mr. Webb, as the case may be, will continue to receive an amount equal to his target award under the Incentive Plan for the fiscal year in which such termination is effective, prorated through the effective termination date. The Company will also pay a prorated portion of the target award under the Incentive Plan in the event of Mr. Laverty's or Mr. Webb's death or disability.

  Value of Accelerated Stock Options and Restricted Stock

        Under the terms of the stock option and restricted stock awards made in fiscal 2008, in the event of death or disability a prorata portion (determined based on the actual number of service days during the vesting period divided by the total number of days during the vesting period) of any unvested stock options and restricted stock will be deemed to have vested immediately prior to the date of death or disability and, in the case of the restricted stock, will no longer be subject to forfeiture. The value of accelerated equity awards shown in the tables above was calculated using the closing price of our Common Stock on June 30, 2008 ($21.15). The value of options is the aggregate spread between $21.15 and the exercise price of the accelerated options, if less than $21.15, while $21.15 is the intrinsic value of the restricted stock grants. As all outstanding unvested stock option grants were underwater at June 30, 2008, the values reflected in the tables above for these grants are zero.

        Under the Omnibus Plan, the plan administrator has discretionary authority regarding accelerated vesting upon termination other than by reason of death or disability, or in connection with a change in control. The numbers in the tables above assume such discretionary authority was not exercised.

  Qualified and Non-Qualified Plan; ESOP

        Under each Severance Agreement, if a Change in Control Event occurs, subject to eligibility provisions of the plans, the Named Executive Officer will continue to participate in the tax-qualified and non-qualified retirement, savings and employee stock ownership plans of the Company during the twenty-four (24) month period following the Named Executive Officer's date of termination unless he commences other employment prior to the end of the twenty-four (24) month period, in which case, such participation will end on the date of his new employment. In addition, upon termination of employment for any reason, including death, disability, retirement or other termination, the Named Executive Officer will be entitled to his vested benefits under the Retirement Plan and the ESOP. Estimated qualified and non-qualified plan benefits shown in the tables above reflect the present value of the vested accumulated benefits under the Retirement Plan plus, in the case of a Change in Control Event, the annual change in pension value (estimated to be $47,322 per year in the case of Mr. Laverty, $66,368 per year in the case of Mr. Webb, $53,700 per year in the case of Mr. Simmons, and $68,511 per year in the case of Mr. King). Estimated ESOP benefits shown in the tables above reflect the value of vested allocated shares in the ESOP plus, in the case of a Change in Control Event, an annual allocation of ESOP shares to qualified employees (estimated to be $28,345 per year). The estimated value of the ESOP shares is based on the closing price per share of Common Stock on NASDAQ on June 30, 2008 of $21.15 per share.

  Health, Dental and Life Insurance

  Severance Agreements

        Under each Severance Agreement, if a Change in Control Event occurs, the health, dental and life insurance benefits coverage provided to the Named Executive Officer at his date of termination will be continued by the Company during the twenty-four (24) month period following the Named Executive Officer's date of termination unless he commences employment prior to the end of the twenty-four (24) month period and qualifies for substantially equivalent insurance benefits with his new employer, in which case such insurance coverages will end on the date of qualification. The Company will provide for such insurance coverages at its expense at the same level and in the same manner as if the Named Executive Officer's employment had not terminated (subject to the customary changes in such coverages if the Named Executive Officer retires under a Company retirement plan, reaches age 65, or similar events and subject to the Named Executive Officer's right to make any changes in such coverages that an active employee is permitted to make). Any additional coverages the Named Executive Officer had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Named Executive Officer was paying for such coverages at the time of termination will be paid by the Named Executive Officer. If the terms of any benefit plan do not permit continued participation, the Company will arrange for other coverage at its expense providing substantially similar benefits. Estimated payments shown in the tables above represent the current net annual cost to the Company of the employee's participation in the Company's medical insurance program offered to all non-union employees. In the event of death, the insurance may be continued for the surviving spouse.

  Employment Agreements

        Under the Employment Agreements, if Mr. Laverty's or Mr. Webb's termination occurs at the election of the Company without Cause (as defined in the Employment Agreements) or by Mr. Laverty's resignation with Good Reason (as defined in the Employment Agreements), Mr. Laverty or Mr. Webb, as the case may be, will continue to receive health care benefits for a period of one (1) year from the effective termination date.

  Outplacement Services

        Under each Severance Agreement, if a Change in Control Event occurs, the Company will provide the Named Executive Officer with outplacement services at the expense of the Company, in an amount up to $25,000.

Indemnification

        The Company has entered into the same form of Indemnification Agreement with each Named Executive Officer as is described below under the heading "Director Compensation—Director Indemnification." The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or Bylaws of the Company, or the Delaware General Corporation Law.

 DIRECTOR COMPENSATION

        The compensation program for our non-employee directors is intended to fairly compensate them for the time and effort required of a director given the size and complexity of the Company's operations. Portions of the compensation program utilize our stock in order to further align the interests of the directors with all other stockholders of the Company and to motivate the directors to focus on the long-term financial interest of the Company.

        Non-employee members of the Board receive a combination of cash and stock-based incentive compensation. Directors who are Company employees are not paid any fees for serving on the Board or for attending Board meetings.

Cash Compensation

        Each non-employee director receives an annual retainer of $25,000, payable quarterly in advance, and meeting fees of $1,500 for each Board meeting, $2,500 for each Compensation Committee or Audit Committee meeting, and $1,500 for each Nominating Committee meeting attended; provided if more than one meeting (Board or committee) is held and attended on the same date, maximum meeting fees are $4,000. In addition, the following committee chairs receive additional annual retainers, as follows: (i) Audit Committee, $7,500; and (ii) Compensation Committee, $3,750. Board members are also entitled to reimbursement of reasonable travel expenses from outside the greater Los Angeles area, in accordance with Company policy, incurred in connection with attendance at Board and committee meetings.

Equity Compensation

        Each non-employee director receives an annual grant of restricted stock under the Omnibus Plan having a value equal to $30,000, each such grant to vest over three years in equal annual installments, subject to the non-employee director's continued service to the Company through each vesting date. The annual grant of restricted stock is made on the date of the Annual Meeting and each year thereafter on the date on which the Company holds its annual meeting of stockholders or such other date as the Board may determine. The number of shares of Common Stock to be received in the grant of restricted stock is based on the closing price per share of our Common Stock on the date such grant is made.

Stock Ownership Guidelines

        Under the Stock Ownership Guidelines adopted by the Board, non-employee directors are expected to own and hold during their service as a Board member a number of shares of Common Stock with a value equal to at least three (3) times the amount of the non-employee director annual stock-based award, as the same may be adjusted from time to time, under the Omnibus Plan. Stock that counts toward satisfaction of these guidelines includes: (a) shares of Common Stock owned outright by the non-employee director and his or her immediate family members who share the same household, whether held individually or jointly; (b) restricted stock or restricted stock units (whether or not the restrictions have lapsed); (c) ESOP shares; and (d) shares of Common Stock held in trust for the benefit of the non-employee director or his or her family.

        Until the applicable guideline is achieved, each non-employee director is required to retain all "profit shares," which are those shares remaining after payment of taxes on earned equity awards under the Omnibus Plan, such as shares granted pursuant to the exercise of vested options and restricted stock that has vested. Non-employee directors are expected to continuously own sufficient shares to meet these guidelines once attained. The guidelines may be waived at the discretion of the Board if compliance would create severe hardship or prevent a non-employee director from complying with a court order. It is expected that these instances will be rare.

Director Compensation Table

        The following table shows compensation of the non-employee members of the Board for fiscal 2008:

Director(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Kenneth R. Carson	5,199	—	(49,427)	7,899	(36,329)
Lewis A. Coffman(6)(7)	8,199	—	(7,320)	4,485	5,364
Martin A. Lynch(7)(8)	29,000	3,545	—	—	32,545
Thomas A. Maloof(6)(7)(8)(9)	66,252	3,545	—	—	69,797
James J. McGarry(6)	34,853	3,545	—	—	38,398
John H. Merrell(6)(7)(8)(10)	70,000	3,545	—	—	73,545
John Samore, Jr.(6)(7)(8)	30,500	—	—	—	30,500
Carol Farmer Waite	35,500	3,545	—	—	39,045

(1)
Mr. Laverty, the Company's Chief Executive Officer and President, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. Mr. Berger retired as an employee of the Company on January 1, 2008 and began receiving non-employee director compensation on January 1, 2008. Since Mr. Berger served as a Named Executive Officer during a portion of fiscal 2008, Mr. Berger's compensation for service as a non-employee director in fiscal 2008 is fully reflected in the Summary Compensation Table above and, therefore, omitted from this table in accordance with SEC rules.

(2)
Messrs. Coffman and Carson resigned from, and Mr. McGarry was appointed to, the Board on August 23, 2007. Mr. Samore served out the remainder of his term as a Class I director through December 6, 2007. Mr. Lynch was elected as a director on December 6, 2007.

(3)
Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. Each non-employee indicated received a grant on February 20, 2008 of 1,300 shares of restricted stock, which generally vest over three years in equal annual installments. The aggregate number of stock awards outstanding at June 30, 2008 for each non-employee director is as follows: Messrs. Lynch, Maloof, McGarry and Merrell and Ms. Waite—1,300 shares; and Messrs. Carson, Coffman and Samore—0 shares.

(4)
Aggregate change in the actuarial present value of the director's accumulated benefit under the Retirement Plan from the pension plan measurement date used for financial statement reporting purposes in the Company's fiscal 2007 audited consolidated financial statements to the pension plan measurement date used for financial statement reporting purposes in the Company's fiscal 2008 audited consolidated financial statements, offset by payments made to the director in fiscal 2008 under the Retirement Plan.

(5)
Includes life insurance premiums.

(6)
Member, Compensation Committee. Mr. Coffman was a member of the Compensation Committee up until his retirement on August 23, 2007. Mr. McGarry was appointed to the Compensation Committee on December 6, 2007.

(7)
Member, Nominating Committee. Mr. Coffman was a member of the Nominating Committee up until his retirement on August 23, 2007. Mr. Lynch was appointed to the Nominating Committee on December 6, 2007.

(8)
Member, Audit Committee. Mr. Samore was a member of the Audit Committee up until December 6, 2007. Mr. Lynch was appointed to the Audit Committee on December 6, 2007.

(9)
Compensation Committee Chairman.

(10)
Audit Committee Chairman.

Director Indemnification

        Under Farmer Bros.' Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Farmer Bros. to the fullest extent permitted by Delaware corporate law.

        On May 18, 2006, following approval by the Compensation Committee and review by independent counsel on behalf of the Compensation Committee, the Board of Directors approved a form of Indemnification Agreement ("Indemnification Agreement") to be entered into between the Company and its directors and officers. Effective May 18, 2006, the Company entered into a separate Indemnification Agreement with each of the then members of the Board of Directors, including Guenter W. Berger, the Company's Chairman and retired CEO, and each of the Company's other executive officers, namely John E. Simmons, Treasurer and Chief Financial Officer, Michael J. King, Vice President, Sales, and John M. Anglin, Secretary. On June 2, 2006 and March 3, 2008, the Company entered into an Indemnification Agreement with Roger M. Laverty III and Drew H. Webb, respectively, effective upon commencement of their employment with the Company. On August 23, 2007 and December 6, 2007, the Company entered into an Indemnification Agreement with James J. McGarry and Martin A. Lynch, respectively, in connection with their appointment to the Board. The Company's Board of Directors may from time to time authorize the Company to enter into additional indemnification agreements with future directors and officers of the Company.

        The Indemnification Agreements provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The Indemnification Agreements also provide that, in the event of a Potential Change in Control (as defined in the Indemnification Agreements), the Company will, upon request by the indemnitee, create a trust for the benefit of the indemnitee and fund such trust in an amount sufficient to satisfy expenses reasonably anticipated to be incurred in connection with investigating, preparing for, participating in or defending any proceedings, and any judgments, fines, penalties and amounts paid in settlement in connection with any proceedings. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or Bylaws of the Company, or the Delaware General Corporation Law.

 CERTAIN RELATIONSHIPS AND
RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

        Under the Company's written Policies and Procedures for the Review, Approval or Ratification of Related Person Transactions, a related party transaction may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of the Company's last fiscal year was, a director, nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities; and (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons. For purposes of the policy, a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, specifically including indebtedness and guarantees of indebtedness, between the Company and any of the foregoing persons since the beginning of the Company's last fiscal year, or any currently proposed transaction in which the Company was or is to be a participant or a party, in which the amount involved exceeds $120,000, and in which any of the foregoing persons had or will have a direct or indirect material interest.

        Under the policy, upon referral by the Chief Financial Officer or Secretary of the Company, any proposed related person transaction will be reviewed by the Audit Committee for approval or disapproval based on the following:

  •
  the materiality of the related person's interest, including the relationship of the related person to the Company, the importance of the interest to the related person and the amount involved in the transaction;

  •
  whether the terms of the transaction, in the aggregate, are comparable to those that would have been reached by unrelated parties in an arm's length transaction;

  •
  the availability of alternative transactions, including whether there is another person or entity that could accomplish the same purposes as the transaction and, if alternative transactions are available, there must be a clear and articulable reason for the transaction with the related person;

  •
  whether the transaction is proposed to be undertaken in the ordinary course of the Company's business, on the same terms that the Company offers generally in transactions with persons who are not related persons; and

  •
  such additional factors as the Audit Committee determines relevant.

        The Audit Committee will direct the Company's executive officers to disclose all related person transactions approved by the Audit Committee to the extent required under applicable accounting rules, Federal securities laws, SEC rules and regulations, and NASDAQ rules.

Related Person Transactions

        There were no transactions, since the beginning of fiscal 2008, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

 AUDIT MATTERS

Audit Committee Report

        The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended June 30, 2008.

        The Audit Committee has also discussed with EY the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee has received the written disclosures and the letter from EY required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with EY that firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board, that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC.

Audit Committee of the Board of Directors

John H. Merrell, Chairman
Martin A. Lynch
Thomas A. Maloof

Independent Registered Public Accounting Firm

        From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accounting firms, the Audit Committee has pre-approved all audit and permissible non-audit services provided by EY in accordance with the pre-approval policies and procedures described below.

        The following table sets forth the aggregate fees billed by EY for fiscal 2008 and 2007 for audit and non-audit services (as well as all "out-of-pocket" costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

Type of Fees	2008	2007
Audit Fees	$521,000	$542,100
Audit-Related Fees	33,000	0
Tax Fees	35,000	12,000
All Other Fees	140,000	0

Total Fees	$729,000	$554,100

  Audit Fees

        In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees that the Company paid to EY for the audit of the Company's annual consolidated financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company's internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. All Other Fees includes due diligence services.

  Audit-Related Fees

        "Audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and internal control over financial reporting, including services in connection with assisting the Company in its compliance with its obligations under SOX Section 303 and related regulations.

  Tax Fees

        "Tax fees" are fees for tax compliance, tax advice and tax planning, including state tax representation and miscellaneous consulting on federal and state taxation matters. All tax fees in the last two fiscal years were related to tax compliance (review and preparation of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses).

  All Other Fees

        "All other fees" are fees for any services not included in the first three categories. For fiscal 2008, the other fees included consulting fees associated with strategic projects.

Pre-Approval of Audit and Non-Audit Services

        Under the Farmer Bros. Co. Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

        In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor, and the projected fees, for audit services for the current fiscal year. The Audit Committee is also asked to provide general pre-approval for certain audit-related services (assurance and related services that are reasonably related to the performance of the auditor's review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current fiscal year consistent with the SEC's rules on auditor independence. If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. Pre-approval of any engagement by the Audit Committee is required before the independent auditor may commence any engagement.

        In fiscal 2008, there were no fees paid to EY under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

 OTHER MATTERS

Annual Report and Form 10-K

        The 2008 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K, as filed with the SEC for the fiscal year ended June 30, 2008) accompanies this Proxy Statement. The 2008 Annual Report is neither incorporated by reference in this Proxy Statement nor part of the proxy soliciting material. Stockholders may obtain, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502, Attention: Chief Financial Officer. The Company's Form 10-K is also available online at the Company's website, www.farmerbroscousa.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the cost of furnishing them.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on the Company's review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, the Company believes that, during the fiscal year ended June 30, 2008, the Reporting Persons met all applicable Section 16(a) filing requirements.

Stockholder Proposals and Nominations

  Proposals Pursuant to Rule 14a-8

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and form of proxy for consideration at the Company's next annual meeting of stockholders. To be eligible for inclusion in the Company's 2008 proxy statement, stockholder proposals must be received by the Company no later than June 26, 2009, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company's proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.

  Proposals and Nominations Pursuant to the Company's Bylaws

        The Company's Bylaws contain an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, including nominations, and not included in the Company's proxy statement. A stockholder who desires to nominate a director or bring any other business before the stockholders at the 2009 Annual Meeting must notify the Company in writing, must cause such notice to be delivered to or received by the Secretary of the Company no earlier than August 1, 2009, and no later than August 31, 2009, and must comply with the other Bylaw provisions summarized below; provided, however, that in the event that the 2009 Annual Meeting is called for a date that is not within thirty (30) days before or after December 11, 2009, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the 2009 Annual Meeting was mailed or such public disclosure of the date of the 2009 Annual Meeting was made, whichever first occurs.

        The Bylaws provide that nominations may be made by the Board, by a committee appointed by the Board or any stockholder entitled to vote in the election of directors generally. Stockholders must provide actual written notice of their intent to make nomination(s) to the Secretary of the Company within the timeframes described above. Each such notice must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and (b) as to the stockholder giving notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

        The notice given by a stockholder regarding other business to be brought before an annual meeting of stockholders must set forth (a) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (b) the name and record address of such stockholder, (c) the class and number of shares of stock of the Company which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other persons (including their names) in connection with the proposal and any material interest of such stockholder in such business, and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        You may write to the Secretary of the Company at the Company's principal executive office, 20333 South Normandie Avenue, Torrance, California 90502, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of banks and brokers with account holders who are Company stockholders will be "householding" the Company's proxy materials and annual report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or direct your written request to Mr. John E. Simmons,

Chief Financial Officer, Farmer Bros. Co., 20333 South Normandie Avenue, Torrance, California 90502, or contact Mr. John E. Simmons by telephone at (310) 787-5200, and the Company will deliver a separate copy of the annual report or proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request "householding" of their communications should contact their bank or broker.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled "Audit Committee Report" or "Compensation Committee Report" to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

By Order of the Board of Directors

John M. Anglin Secretary
October 28, 2008

FARMER BROS. CO.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, December 11, 2008

10:00 a.m.

FARMER BROS. CO.
CORPORATE OFFICE
20333 South Normandie Avenue
Torrance, CA 90502

Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, CA 90502
Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 11, 2008.

The shares of stock you hold in your account will be voted as you specify.

If no choice is specified, the proxy will be voted FOR Items One and Two.

By signing the proxy, you revoke all prior proxies and appoint Roger M. Laverty III and John E. Simmons, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Item One.

1.	To elect two Class II directors to a three year term expiring at the Annual Meeting of Stockholders in 2011: 01 Guenter W. Berger 02 Thomas A. Maloof	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Item Two.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2009.	☐ For	☐ Against	☐ Abstain

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof.  The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in the accompanying Proxy Statement.  In addition, no stockholder proposal was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named nominees and FOR ratification of the selection of Ernst & Young LLP.

As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders to be held on December 11, 2008, the 2008 Proxy Statement and the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2008.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 11, 2008
TABLE OF CONTENTS
PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
ITEM 1 ELECTION OF DIRECTORS
ITEM 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
AUDIT MATTERS
OTHER MATTERS